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                                                                    Exhibit 99.2

Clarke Galvin
Investor Relations
858-410-3104

Karl Cahill
Investor Relations
858-410-3128

                   GENETRONICS ARRANGES ADDITIONAL US$900,000
                  IN PRIVATE PLACEMENT ANNOUNCED EARLIER TODAY

SAN DIEGO, CA., MAY 23, 2002 -- Genetronics Biomedical Corporation (AMEX and
TSX: GEB) announced today that it has increased the size of its private placement of Special Warrants. Due to excess demand, an additional US$900,000 has been arranged. AMEX rules required the terms to be adjusted for this portion of the private placement to consist of special warrants issued at US$0.47 per Special Warrant. Each such Special Warrant is exercisable, without additional payment, into one common share and forty percent of one common share purchase warrant. One common share purchase warrant is exercisable for 12 months to purchase one common share at US$0.65. It is expected that the financing will be completed as soon as regulatory approval is obtained so that the proceeds may be used to further the business objectives of the Company.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there by any sale of the securities in any state in which an offer, solicitation, or sale would be unlawful.

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